Exhibit 10.1

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

Agencia Nacional de Hidrocarburos

TECHNICAL EVALUATION AGREEMENT

AREA:	VALLE LUNAR
EVALUATOR:	HARKEN DE COLOMBIA LIMITED
EFFECTIVE DATE:	MAY 27th 2005

The Contracting parties namely: on the one hand, Agencia Nacional de Hidrocarburos hereinafter ANH, a special administrative unit attaché to the Ministry of Mines and Energy, created by the Decree 1760 of 26 June 2003, with registered offices in Bogotá, represented by JOSÉ ARMANDO ZAMORA REYES, of legal age, bearer of the Citizenship ID No. 19.303.017 issued in Bogotá D.C., domiciled in Bogotá, who states: 1. That he is acting in his capacity as General Director of ANH, on behalf of this Agency, and 2. That he has been authorized by the Board of Directors of ANH to execute this Contract, as evidenced in Minutes No. 027 date February 07, 2005, and, for the other Party HARKEN DE COLOMBIA LIMITED, a company incorporated in accordance with the laws of Cayman Islands, with registered offices in Cayman Islands, and a branch established in Colombia, and registered offices in Bogotá, in accordance with public deed No. 406, dated February 19, 1993 granted by Notary 11 of Bogotá, represented by GUILLERMO SANCHEZ, American, of legal age, with Passport No. 132457597 who states that: 1. in his capacity as legal representative he acts in representation of HARKEN DE COLOMBIA, LIMITED. 2. He is fully authorized to execute this Contract, as evidenced in the Incumbency Certificate issued by the Bogotá Chamber of Commerce 3. He states under oath that he is not in any way disqualified to enter into this Contract, and 4. HARKEN DE COLOMBIA LIMITED has accredited that it has, and undertakes to maintain, the financial capacity, the technical competence, and the professional skills required to undertake activities under this Contract. The above company shall be known for all purposes under this Contract as THE EVALUATOR.

Note: If THE EVALUATOR does not have a branch office in Colombia at the time of execution of this Contract, the following text shall be included: “As a resolutory condition of this Contract, THE EVALUATOR undertakes to establish a branch in Colombia, with registered offices in Bogotá, within sixty Calendar Days as of the execution of this contract”.

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ANH and THE EVALUATOR leave record that they have entered into the Contract contained in the following Clauses:

CLAUSE 1 – DEFINITIONS

For the purposes of this Contract, the terms set forth below shall be defined as follows:

1.1. Technical Evaluation Area or Area: It is the surface identified in Clause 3 whose boundaries are shown in Appendix A, in which THE EVALUATOR is authorized to execute Technical Evaluation Operations.

1.2. Good Practices in the Oil Industry: These are good, safe and efficient operations and procedures, commonly used by prudent and diligent operators in international oil industry, under conditions and circumstances similar to those arising in the course of activities under this Contract, mainly in matters associated with the use of appropriate methods and processes for the surface exploration of the Technical Evaluation Area, the operational security and protection to Environment, amongst others, as long as that they are not contrary to Colombian law.

1.3. Right of Priority: It is the right exclusively held by THE EVALUATOR during the term of this contract and two additional months under the terms provided in Clause 6 (paragraph 6.4) hereunder.

1.4. Effective Date: It is the date of signature of this contract provided that on such date THE EVALUATOR has been delivered the eighty per cent (80%) of the technical information requested and available. In the event that on the date of signature of this contract the above mentioned percentage of technical information has not been delivered, the effective date shall be the date of delivery of such information.

1.5. Technical Information: It is the geological and geophysical information of the Area, held by ANH and available before the commencement of the Operations, including but not limited to, seismic data, information on potential methods, remote sensors and geochemical data duly supported, surface and subsoil cartography, data on wells, electric records, formation tests, biostratigraphic, petrophysical and fluid analysis and production history.

1.6. Technical Evaluation Operations, Operation or Operations: These are all those studies and works executed by THE EVALUATOR in the Technical Evaluation Area to evaluate its hydrocarbon potential and to identify the areas with the most prospective interest, including but not limited to, geophysical, geochemical, geological, cartographic, photo-geological methods and, in general, all surface prospecting activities, drilling with rig or similar equipment provided that these are exclusively stratigraphic research wells which purpose is to obtain geological stratigraphic information on the of the Technical Evaluation Area.

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1.7. Parties: ANH and THE EVALUATOR.

1.8. Contracting Proposal: It is the document and the appendices thereof received by the ANH with the purpose of entering into a hydrocarbon exploration and exploitation contract in the whole Technical Evaluation Area or in a part thereof, under the Rules.

1.9. Technical Evaluation Program: It is the description of the Technical Evaluation Operations agreed hereunder that THE EVALUATOR is obliged to execute within the duration of this contract and subject to the execution chronogram for such activities and Operations and to the corresponding budget.

1.10. Rules: These are the rules governing the contracting of areas for the development of hydrocarbon exploration and exploitation activities, approved by the Board of Directors of the ANH with Agreement 008 of 2004 and any other rules modifying, adding or annulling it.

CLAUSE 2 – PURPOSE

2.1. Purpose: By virtue of this contract THE EVALUATOR is given the exclusive right to carry out Technical Evaluation Operations at its own cost and risk intended to evaluate the hydrocarbon potential with the purpose of identifying the zones with the greatest prospecting interest in the Technical Evaluation Area through the execution of the Technical Evaluation Program established in Appendix B hereunder. Likewise, with this contract, the ANH grants the right of priority pursuant to the provisions of Clause 6.4.

2.2. Scope: THE EVALUATOR, in exercise of this right, shall execute the Operations object of this contract, at its exclusive cost and risk, providing all the resources required to project, prepare and carry out the activities and the Technical Evaluation Operations within the Technical Evaluation Area.

2.3. Limitations: Except for the rights expressly provided hereunder, this contract shall not entitle THE EVALUATOR to execute Operations different from those stated in Clause 1 (paragraph 1.6) nor to develop or producing hydrocarbons or any other natural resource that may be found in the Technical Evaluation Area.

The rights granted in favor of THE EVALUATOR under this clause shall not prevent that the ANH carries out or authorizes the carrying out of all types of geophysical, geochemical, geological, cartographic, photo geological studies and works and, in general, all those

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comprised within the surface exploration with the purpose of increasing the geological knowledge of the Technical Evaluation Area.

CLAUSE 3 – TECHNICAL EVALUATION AREA

3.1. Area: The Technical Evaluation Area comprises a total extension of 841.523 hectares and is located in the municipal jurisdiction of Paz de Ariporo Department Casanare, and La Primavera and Santa Rosalia Department Vichada. This area is described in Appendix “A” forming part of this contract. The Technical Evaluation Area shall be reduced as a result of the entering into hydrocarbon exploration and exploitation contracts in such portion of the area corresponding to those contracts pursuant to the terms of Clause 6 (paragraphs 6.3 and 6.4) and/or as a result of voluntary returns.

3.2. Restrictions: In the event that a portion of the Technical Evaluation Area extends to areas within the National Parks System or other reserved, restricted or excluded zones, geographically demarcated by the competent authority, or if zones having such characteristics extend into the Technical Evaluation Area, THE CONTRACTOR shall be obliged to observe all the conditions imposed for such areas by the competent authorities. ANH assumes no responsibility in this regard.

3.3. Relinquishment of the Technical Evaluation Area: THE EVALUATOR shall unconditionally relinquish the Technical Evaluation Area or any part thereof, as the case may be, in all cases provided hereunder as grounds for relinquishment, either by simple surrender, expiration of terms, or any event provided for in Clause 6 (paragraphs 6.3 and 6.45) or, in general due to any contractual reason imposing THE EVALUATOR the obligation to relinquish the corresponding area. Any relinquishment of areas made during the execution of this contract shall be formalized with a minute signed by the Parties.

3.4. Voluntary Relinquishment: THE EVALUATOR may at any time make partial relinquishments of the Technical Evaluation Area without reducing the obligations derived from this contract. Such voluntary relinquishments shall not be smaller than the 20% of the Technical Evaluation Area and shall not be made within period shorter than six (6) months, except what is provided in Clause 4 (paragraph 4.1).

3.5. Restoration of the Technical Evaluation Area: THE EVALUATOR shall develop of activities necessary to prevent, mitigate, correct or compensate any negative impact and

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effect on the environment caused by the execution of the Technical Evaluation Operations and shall restore the areas relinquished pursuant the provisions of the Colombian law.

CLAUSE 4 – PERIOD OF CONTRACT

4.1. Duration: This contract shall have duration of sixteen (16) months from the Effective Date.

4.2. Waiving Right: At any time, during the term of this contract, THE EVALUATOR shall have the right to waive this contract provided that it has satisfactorily complied with the Technical Evaluation Program in the portion provided to be executed within the corresponding term and with any other obligation acquired. For such purpose, THE EVALUATOR shall give written notice to the ANH before the termination of the period stated in paragraph 4.1.

4.3. Extension of the Contract. The ANH shall extend the period of this contract until completing the acquisition of a seismic program or the drilling of one (1) stratigraphic well in the Technical Evaluation Area and two (2) more months provided that the following conditions are complied:

a)	That the Technical Evaluation Operations above mentioned form a part of the Technical Evaluation Program agreed and that such Operations have been initiated at least thirty (30) calendar days before the termination date of this contract.

b)	That notwithstanding the diligence exercised for the execution of such Technical Evaluation Operations, THE EVALUATOR reasonably considers that the remaining time is insufficient to complete such Operations before the expiration of the contract’s period.

Together with the extension request, THE EVALUATOR shall deliver to ANH the documents supporting its request and the corresponding warranty pursuant to the requirements provided in Clause 11 hereunder.

4.4. Termination of the Contract: Upon expiration of the period stated in paragraph 4.1, the contract shall terminate and THE EVALUATOR shall return to the ANH the whole Technical Evaluation Area without prejudice to the compliance of all obligations provided by law and by this contract.

CLAUSE 5 – TECHNICAL EVALUATION PROGRAM

5.1. Execution: During this contract’s period, THE EVALUATOR shall execute the Technical Evaluation Program described in Appendix B forming part of this contract.

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5.2. Technical Evaluation Program: Within the thirty (30) calendar days following the Effective Date, THE EVALUATOR shall present to the ANH the Technical Evaluation Program describing how the obligations shall be fulfilled. THE EVALUATOR shall forward to the ANH any modification to the Technical Evaluation Program originally submitted, derived from circumstances agreed to be Force Majeure or Third Party Acts or activities additional to those set forth in the Technical Evaluation Program.

5.3. Additional Technical Evaluation Operations: THE EVALUATOR shall be able to execute Technical Evaluation Operations additional to those included in the Technical Evaluation Program but without modifying, for such reason, the period agreed for the execution of the Technical Evaluation Program. To exercise such right, THE EVALUATOR shall give prior notice to the ANH in respect to the additional Technical Evaluation Operations intended to be executed.

5.4. Adjustment of the Technical Evaluation Program: Following a partial relinquishment of the Technical Evaluation Area as a result of the entering into of an exploration and exploitation contract, if the remaining area is smaller than the fifty percent (50%) of the area originally contracted, THE EVALUATOR shall be able to request the ANH the adjustment of the Technical Evaluation Program pending of execution in proportion to the retained area. For such purpose, THE EVALUATOR shall present to the ANH a proposal to modify Appendix B according to the corresponding adjustments. The Parties shall agree the adjustment of the Technical Evaluation Program. In the event there is no agreement in respect of the adjustment to the Technical Evaluation Program, the Parties shall be able to terminate this contract based on the Technical Evaluation Program executed up to such date and this shall not imply failure in complying with the obligations derived from this contract.

CLAUSE 6 – THE EVALUATOR’S RIGHTS

6.1. Autonomy: THE EVALUATOR shall have the control of all the Operations and activities developed for the execution of this contract. THE EVALUATOR shall plan, prepare, carry out and control all the activities and Technical Evaluation Operations directly or through subcontractors, having technical and administrative autonomy pursuant to the Colombian law and observing the Good Practices of the Oil Industry.

6.2. Subcontractors: THE EVALUATOR shall be able to select and subcontract specialized firms for the partial or total execution contained in the Technical Evaluation Program,

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ensuring that all the subcontractors comply with the terms provided by this contract and by the Colombian law.

6.3. Contract Request: At any time during the period of this contract, subject to the Rules, THE EVALUATOR shall be able to present to the ANH a Contracting Proposal in respect of the Technical Evaluation Area, partially or in whole. In the event that an exploration and exploitation contract is entered into with THE EVALUATOR, the area being the object of this contract shall be excluded from the Technical Evaluation Area. This action shall be formalized with a minute signed by the Parties.

6.4. Right of Priority: If during the period of this contract and two (2) more months, the ANH receives a Contracting Proposal from a third party in respect to the Technical Evaluation Area, partially or in whole, THE EVALUATOR shall be able to exercise its right of priority on the area being the object of the Contracting Proposal presented by the third party.

For the purposes of exercising such Right of Priority, the following procedure shall be followed:

6.4.1. The ANH shall give notice to THE EVALUATOR of the receipt of such Contracting Proposal, specifying the coordinates of the requested area in respect to the Technical Evaluation Area and the minimum exploratory program accepted by the ANH.

6.4.2. Upon receipt of the notice given by the ANH, THE EVALUATOR shall have thirty (30) calendar days to exercise its Right of Priority by submitting the minimum exploratory program pursuant to Appendix 1 of the Rules. This program shall match or exceed the minimum exploratory program agreed by the ANH.

Paragraph: In the event that THE EVALUATOR presents a joint proposal with a third party, this third party shall deliver, in addition to Appendix 1, the documents evidencing its legal, technical, financial and operational capabilities pursuant to the requirements of the Rules.

6.4.3. If THE EVALUATOR exercises its Right of Priority and the ANH considers that, technically and financially, the minimum exploratory program submitted by THE EVALUATOR matches or exceeds the minimum exploratory program offered by the company having presented a contracting proposal and, in the event that the proposal is submitted jointly with a third party, the ANH shall advise THE EVALUATOR, within the fifteen (15) days following the receipt of the proposal, if the proposal has been accepted and whether or not the third party has been admitted; the ANH shall then proceed to request the authorization to enter into the contract. Upon authorization by the Board of Directors of the ANH, the Parties shall have a sixty (60) calendar day term from the date of the notice of authorization to sign the future contract.

6.4.4. If THE EVALUATOR does not submit the Contracting Proposal within the term provided pursuant to the requirements set forth in paragraph 6.4.2; if THE EVALUATOR

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exercises its Right of Priority but the minimum exploratory program does not match or exceeds the minimum exploratory program offered by the third company; or if THE EVALUATOR does not exercise its Right of Priority within the term provided in the above paragraph due to circumstances imputable to THE EVALUATOR, THE EVALUATOR agrees that no right is generated in its favor in respect to the area being the object of the superposition and therefore waives to make any type of claim for such purpose and the ANH shall be able to freely dispose of such superposed area. In the event the ANH does not enter into any exploration and exploitation contract with the third party having submitted the contracting proposal, the rights on the area superposed shall not be affected and the area shall remain subject to the conditions of this contract.

6.4.5. In the event that an exploration and exploitation contract is signed with a third party in respect to any area, such area shall be excluded from the Technical Evaluation Area and THE EVALUATOR shall be released from complying with the Technical Evaluation Operations in proportion to the area excluded and in the manner expressly stated in the Technical Evaluation Program.

CLAUSE 7. ASSIGNMENT RIGHT

THE EVALUATOR has the right to assign any interests, rights and obligations derived from this contract, with ANH’s prior written authorization, to another company, consortium or joint venture having the financial capacity, the technical competency, the professional capabilities and the legal capacity required to operate in Colombia.

7.1. PROCEDURE: For such purpose, THE EVALUATOR shall make a request to the ANH, stating the essential elements of the negotiation, such as name of the eventual assignee, information on its legal, financial, technical and operational capabilities, the value of the rights and obligations to be assigned, the scope of the operation, etc.

Within the sixty (60) working days following the receipt of the request duly presented, the ANH shall exercise its discretional privilege of analyzing the information provided by THE EVALUATOR to make a decision with no need to explain the reasons. In the event that any of the companies forming part of THE EVALUATOR carries out a merger, break-up, acquisition, transformation or any other type of process, the ANH shall be promptly informed, without prejudice to the information that the Colombian authorities may require. The ANH reserves its right to asses the new conditions of THE EVALUATOR or of any of the companies forming part thereof in respect to the financial capacity, technical competency, professional abilities or legal capacity required to operate and shall be able to require appropriate warranties.

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For assignments made in favor of any company controlling or directing THE EVALUATOR or any of the companies forming part thereof or any of its affiliates or subsidiaries, or between companies forming part of the same economic group, if the ANH does not give a reply within the term established, the corresponding assignment shall be understood to be authorized.

CLÁUSULA 8 – DERECHOS DE LA ANH

8.1. Economic Rights. THE EVALUATOR will acknowledge and pay ANH the following one time fees, one hundred forty thousand and three hundred seven dollars.

PARAGRAPH. This payment will be made within thirty (30) calendar days following the Effective Date. The value of this economic right will not be adjusted, even if any modifications to the Technical Evaluation Contract are made during the contract term.

8.2. Inspection: Inspection: During the life of this Contract, ANH may at its own risk and any time, by giving notice to the EVALUATOR, witness trough authorized representatives, the Technical Evaluation Operations performed by the Operator by virtue of this contract. AHN will be solely liable for any actions derived from the activities performed by the authorized representatives during the inspections. EVALUATOR will not be liable for any injuries, diseases or death that could suffer the authorized representatives during the course of said inspections.

8.3. Entering into Contracts: At any time during the life of this contract, AHN may enter into hydrocarbon exploration and exploitation contracts on the Technical Evaluation Area with THE EVALUATOR or with third parties, subject to the provisions of Clause 6 (paragraphs 6.3 y 6.4) hereunder.

CLAUSE 9 – ANH OBLIGATIONS

9.1. Confidentiality: AHN agrees that all data and information produced, obtained or interpreted by THE EVALUATOR as a result of the operations and this Contract are considered to be strictly confidential

9.2. Claims: The AHN agrees to give notice immediate notice in writing to THE EVALUATOR, if it comes to know of any claim or legal proceedings that may affect the rights of THE EVALUATOR arising from this contract, so that THE EVALUATOR may adopt the measures it deems more convenient for the defense of its interests.

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9.3. Other Activities in the Area. The fact that ANH carries out or grants authorizations for surface exploration activities pursuant to clause 2.1 should not prevent THE EVALUATOR to continue exercising all the rights over the Area conferred under this contract. The rights provided hereunder in favor of THE EVALUATOR will prevail over the rights contained in the authorizations for surface exploration activities. The ANH agrees to grant said authorizations when the rules admit carrying out of concurrent activities and activities by more than one operator, in areas superposed with the Technical Evaluation Area.

The ANH will include in said authorizations, a liability clause for its activities in the Technical Evaluation Area.

The ANH will give notice to THE EVALUATOR on authorization of any planned activity to be carried out directly or through authorizations and on commencement of works in the Technical Evaluation Area.

CLAUSE 10 – INFORMATION AND CONFIDENTIALITY

10.1. Delivery of Information: THE EVALUATOR shall keep the AHN promptly and constantly informed on the progress and results of operations. Therefore, in addition to documents required in other clauses of this Contract, THE EVALUATOR will deliver to ANH, all the scientific, technical and environmental information obtained during performance of this Contract. This information will be delivered to ANH in accordance with the Manual for the Supply of Exploration and Exploitation Information in force at the time of the delivery, provided it is applicable to the activity performed.

10.2. Confidentiality

10.2.1 Duration. Unless otherwise provided hereunder, the Parties agree that all data and technical information produced as a result of the operations of this Contract are considered to be strictly confidential for the term stated in the Preferential Right, in accordance with clause 6, paragraph 6.4. AHN agrees to use this information without restrictions in the most convenient manner to its interests, without prejudice as to the provisions set forth in Clause 13 (paragraph 13.2) of this contract. This stipulation does not apply to data or information which the Parties should supply in accordance with provisions of law or regulations in force, nor those required by affiliates, consultants, contractors, auditors, legal advisers, financial institutions and competent authorities with jurisdiction over the Parties or their affiliates, and or due to the rules of any stock exchange on which the shares of THE EVALUATOR or its related parties are listed. Restrictions on the disclosure of information will not impede THE EVALUATOR from supplying data or information to companies interested in the possible execution of an exploration and exploration contract assignment of rights in relation to the Contract Area, provided that such companies sign a related

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confidentiality agreement, and agree to comply with the terms of this Clause. ANH undertakes not to deliver to third parties any information or data obtained as a result of THE EVALUATOR’s operations, except as necessary to comply with some provision of law applicable to ANH, or the normal course of its functions.

10.3. Final Evaluation Report. Within two (2) months following expiration of the term stated in clause 4 (paragraph 4.1) THE EVALUATOR will make a presentation to ANH and will deliver to ANH a final report on the results of the evaluation of the hydrocarbon potential; identification of the areas with the highest prospective interest in the Technical Evaluation Area; compliance with the obligations of this contract and requirements of the competent authorities with respect to the execution of the Technical Evaluation Program. This final report shall be signed by a geophysical or geologist with professional license in force. THE EVALUATOR agrees to give immediate notice to the ANH on any error or omission discovered by THE EVALUATOR in the final report after its delivery to ANH.

Without prejudice as to the obligations of THE EVALUATOR EVALUADOR hereunder, the ANH acknowledges the risk of errors inherent to the acquisition, processing and interpretation of the information delivered. THE EVALUATOR shall have no responsibility with respect to the use that ANH gives to this information.

CLAUSE 11 – GUARANTEES AND INSURANCE

11.1. Performance Bond. THE EVALUATOR will furnish to ANH, in the manner, and under the terms and conditions stated in the contract, a performance bond to guarantee compliance and correct execution of all the obligations of the Technical Evaluation Program and any other activities related to said obligations. In no case will this guarantee have the nature of a penalty clause.

11.1.1. Form of Performance Bonds. THE EVALUATOR will, at its own expense, establish one or more standby letters of credit, which shall be unconditional and irrevocable, payable at sight and opened with a bank or financial institution legally established in Colombia.

11.1.2. Delivery of the Performance Bond. THE EVALUATOR will deliver the performance bond mentioned in this Clause to ANH, in accordance with the essential terms of forms contained in Annex C of this Contract, not less than eight calendar Days prior to the start of the Effective Date. If for reasons alien to the wishes of THE EVALUATOR, duly justified, THE EVALUATOR is unable to deliver the guarantee to ANH in the time permitted here, ANH may extend the delivery date. If THE EVALUATOR fails to deliver the performance bond within the terms permitted this will be a cause for breach of Contract.

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11.1.3. Performance Bond Value. The performance bond will be furnished for 10% of the budget value of the Technical Evaluation Program, denominated in dollars of the United States of America. The amount of guarantee for each phase may not be less than fifty thousand dollars of the United States of America (USD$50.000) The value of the performance bond for each phase may not be higher than five hundred thousand dollars of the United States of America (USD$500.000).

11.1.4. Validity of the Performance Bond: Each and every performance bond must be valid for the term stated in clause 4 (paragraph 4.1), plus four (4) additional months, and shall be paid in advance, once all the guaranteed obligations have been met. In case of extensions, the performance bond must also be extended or replaced by other of the same value, with an effective term equal to the term of extension plus four (4) additional months.

11.1.5. Rejection of the Performance Bond. ANH will reject the performance bond provided by THE EVALUATOR if it fails to comply with the requirements of this Clause. ANH will have one (1) Month from the time of receipt and mentioned in paragraph 11.1.2, to advise THE EVALUATOR of rejection, and to return the guarantee presented. As of the date of said delivery, THE EVALUATOR will have fifteen (15) days to correct the bond. Should this occur guarantees rejected will be understood not to have been delivered for the purposes of Section 11.1.2.

11.1.6. Call of the Performance Bond ANH will call the performance bond if THE EVALUATOR is in breach of all or part of any of the obligations guaranteed, without prejudice to the performance of the remaining obligations contracted. The payment of the guarantee does not relieve THE EVALUATOR of its obligation to pay indemnities for damages caused by its breach. ANH reserves the right to resort to mechanisms for the solution of disputes when the value of the guarantee is not sufficient to cover the amount of indemnities.

11.2. Insurance: THE EVALUATOR will take all insurances required by Colombian law and any other normal insurance expected in Good Oil Industry Practices. At the same time, it will require each contractor performing any type of works in the Contract area, to take or maintain the insurances which it considers necessary. The costs incurred by the taking and maintenance of these insurances are for the account and responsibility of THE EVALUATOR.

CLAUSE 12 – ENVIRONMENT

12.1. THE EVALUATOR will pay special attention to the protection of the environment and to compliance with regulations on the matter. Without prejudice to compliance with legal or

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military requirements, for this purpose THE EVALUATOR will adopt and implement specific contingency plans to attend to emergencies, and repair damage in the most efficient and timely way possible.

12.2. THE EVALUATOR will make a half-Yearly report to ANH on environmental aspects of operations in progress, the application of preventive plans and contingency plans, and with regard to the status of activities or applications to the environmental authorities with regard to permits, authorizations, concessions or licenses, as the case may be.

12.3 If any Technical Evaluation Operation requires permits, authorizations, concessions or environmental licenses, THE EVALUATOR will not pursue that activity or operation until the permit, authorizations, concession or license is obtained.

CLAUSE 13 – RESPONSIBILITIES

13.1. Except for the provisions of paragraph 8.2., THE EVALUATOR will have sole liability for the activities object of this contract, and therefore will release and keep ANH exempt of all obligations, as well as of the effects that may result against the former such as seizure, lawsuits, trials and/or claims of any nature, included but not limited to injury or death of any person, total or partial destruction of property or goods and/or damages to the environment, caused in any way connected to, with reference to, or derived from the acquisition, processing, reprocessing and/or interpretation of the information and technical data and/or any activity performed by THE EVALUATOR by virtue of this Contract. The foregoing without prejudice as to the obligation to compensate the owners of land or any other person to whom damages are caused. THE EVALUATOR will assume the cost of the defense and any other costs, expenses or expenditure for all the lawsuits filed against the ANH as a consequence of said claims, and is committed to assume the costs of any trial resulting thereof, including but not limited to the costs necessary to make repairs or compensate for said damages, legal or extralegal costs derived thereof, research costs, legal fees, etc. The ANH will participate in its defense against any lawsuit that it may be involved in, but this will not exempt THE EVALUATOR of the obligations herein described. The obligation of THE EVALUATOR to protect and keep the ANH and its personnel free and exempt, pursuant to this clause, will be kept even if THE EVALUATOR has warranty or legal protection against claims or lawsuits.

13.2. THE EVALUATOR shall be solely liable for any damages or losses derived from the execution of the Technical Evaluation program and other obligations contracted, activities performed, and even those caused by subcontractors; however, it is understood that at no time shall it be responsible for errors of judgment or damages and losses which are not the result of gross negligence or deceit. When THE EVALUATOR subcontracts, it will ensure

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that all the subcontractors comply with the terms set forth in this Contract as well as with Colombian law. The works and services will be performed on its behalf, therefore THE EVALUATOR will remain directly responsible for all the obligations provided in the subcontract and derived from the same, and it will not be relieved by the existence of the subcontracts. The ANH assumes no direct or several responsibility for this matter.

13.3. THE EVALUATOR will take all necessary precautions to protect the environment, human life, property of others and to prevent contamination in the Technical Evaluation Area. Consequently, THE EVALUATOR will assume the cost of environmental and sanitary management, occupational health, safety and all other expenses, even if not mentioned in this paragraph or in other clauses of this Contract, or derived from the activities performed by virtue of this Contract.

13.4. THE EVALUATOR acts as sole employer of the employees which it contracts for activities undertaken in this Contract, and therefore, it will be responsible for labor obligations arising from labor relations or contracts, such as payment of salaries and fringe benefits, payroll taxes, affiliation and payment of pension contributions, health and occupational risks to the social security system, as required by law. In any case, THE EVALUATOR will comply with the provisions of law which govern the proportion of local and expatriate employees in executive and non-executive positions.

13.5. Neither party will be responsible for any lawsuit or claim filed by the other Party for consequential damages arising by virtue of this contract.

CLAUSE 14 – FORCE MAJEURE AND ACT OF THIRD PARTIES

14.1. Definitions. For the purposes of this Contract, Force Majeure is an unforeseen event which it is not possible to resist, such as a law, an act of authority, a shipwreck, an earthquake, etc; and an act of a third party is an irresistible act, legally alien to the party alleging it, such as a war, and ill-intentioned act of third parties, etc. For the purposes of this Contract both Force Majeure and the act of third parties will be considered to relieve responsibility, and to excuse performance of non-financial obligations affected by such circumstances, provided that they have an alien cause, and the Party receiving notice of the same accepts that it is irresistible, and that the event occurring represented an impediment.

14.2. Suspension: The performance of obligations under this Contract will be suspended throughout the time during which either Party is unable to perform all or part of its obligations, for reasons of Force Majeure or irresistible acts of third parties. If either Party is

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affected by any of such circumstances, it will advise the other within 15 calendar Days following, invoking this Clause, and presenting appropriate justification, specifying the causes originating the impediment, the manner in which compliance of the related obligation is affected, the estimated period of suspension of activities, and any other information which allows it to be shown that the event has occurred, and was irresistible.

14.3. Acceptance: Within 15 calendar Days following receipt of the notice, the Party not affected will respond in writing, accepting the circumstance relieving the responsibility, or rejecting the circumstance, and if accepted, the terms for compliance with obligations affected will be suspended. In this case, the suspension will commence from the moment at which the event invoked as a cause for suspension occurred. If the Party not affected does not reply within the time given, it will be understood that it accepts the occurrence of the cause invoked, and performance of the obligations affected will be suspended. Suspension will only interrupt compliance of the obligations affected.

14.4. Cessation of Suspension. The Party affected by the cause relieving responsibility will resume compliance of obligations suspended within one month following the disappearance of the event invoked as a cause of suspension. In this case, it will inform the other Party within 15 calendar Day following. The Party obliged to perform the obligation will employ best efforts to perform within the terms and conditions agreed by the Parties.

14.5. Effects on Terms: If the suspension impedes the performance of any of the Evaluation Operations contained in the Technical Evaluation Program, and said impediment is prolonged for more than two consecutive months, ANH will restore the Contractual terms for a period equal to that of the impediment, without prejudice to the fact that THE EVALUATOR must extend the existing warranties or obtain new ones, in the terms provided in Clause 11.

CLAUSE 15 – TERMINATION

15.1 Cause for Termination: This Contract terminates and the rights of THE EVALUATOR, will cease in any of the circumstances listed below:

15.1.1 Expiration of the term stipulated in Clause 4, paragraph 4.1.

15.1.2 Signing a hydrocarbon exploration and exploitation contract. In said cases, the effects of this Contract will cease only in what respects to the Technical Evaluation Area on which said Contract is signed.

15.1.3	Resignation of THE EVALUATOR during the evaluation period, pursuant to the provisions of Clause 4 (paragraph 4.2).

15.1.4	At any time by mutual agreement between the parties

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

15.1.5 Through a declaration of breach on the part of the ANH for breach on the part of THE EVALUATOR.

15.1.6 Through the application of any of the causes of unilateral termination provided for in this Contract.

15.1.7 With the occurrence of any of the causes of termination or forfeiture ordered by the law.

In the circumstances provided for in paragraphs 15.1.5, 15.1.6, 15.1.7, the ANH will call on the guarantee mentioned in Clause 11, without prejudice to any recourse it may have, or actions which may decide to bring.

15.2 Causes of Termination for Breach of this Contract: The causes of termination for breach are as follows:

15.2.1. Unjustified continuous suspension of the execution of the Technical Evaluation Program for more than half the term stipulated in clause 4 (paragraph 4.1).

15.2.2. Unjustified omission of the terms stipulated for delivery the technical information to the ANH, as a result of the Technical Evaluation Operations, provided that said omission prevents the ANH from executing its functions.

15.2.3. Unjustified non-compliance of other obligations contracted by THE EVALUATOR by virtue of and related with the object of this Contract.

15.3 Procedure for Declaration of Breach: Should any of the causes of breach occur, ANH may terminate this Contract sixty (60) days after having sent written requirements to THE EVALUATOR, indicating the cause invoked for such a declaration, provided that THE EVALUATOR has not presented any satisfactory explanation to the ANH within 20 working days after receiving the requirement, or if it has not corrected its performance in fulfillment of the Contract within sixty days. If within the term of 20 days mentioned heretofore, THE EVALUATOR presents explanations that are satisfactory to ANH, and the remaining term to complete the sixty calendar day term is insufficient to perform the obligations pending, the ANH may grant additional time to allow said performance, without prejudice of demanding the necessary guarantees to support it. If at the end of this time, the necessary corrective measures have not yet been taken, the ANH will declare breach and termination of this Contract. It is understood that the term provided in this paragraph for compliance with pending obligations does not constitute an extension of the term provided in clause 4 (paragraph 4.1) of this Contract, THE EVALUATOR will not have the right of preference stated in clause 6 (paragraph 6.4).

15.4 Cause of Unilateral Termination: ANH may unilaterally declare this Contract terminated at any time in the following circumstances:

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

15.4.1 If a process of Liquidation of THE EVALUATOR is initiated THE EVALUATOR being a corporate entity.

15.4.2 If a judicial embargo is placed on THE EVALUATOR which seriously affects performance of the Agreement.

If THE EVALUATOR is composed of several corporate entities and /or individuals, the causes mentioned in the foregoing paragraphs will apply when they seriously affect the fulfillment of the Contract.

15.5 Mandatory Clauses. The ANH will declare termination, forfeiture or the mandatory liquidation of this Contract with the occurrence of causes given in the law, such as those provided for in Law 418 of 1997, successively extended and amended by Laws 540 of 1989 and 72 of 2002 or Law 40 of 1993, or in laws which replace or amend them.

15.6 Subsequent Obligations. If this Contract is terminated for any cause, and at any time, the Parties are obliged to satisfactorily fulfill their legal obligations to each other, and to third parties, as contracted in this Contract. This includes the assumption of responsibility for loss and damage resulting from the unilateral termination and for causes acceptable to THE EVALUATOR, where there are mandatory indemnities or compensation to pay.

CLAUSE 16 – SPOKESPERSON

Without prejudice of the legal rights of THE EVALUATOR derived from legal provisions or from the clauses of this Contract, the ANH will be the spokesperson of THE EVALUATOR before the Colombian authorities in what refers to the activities that must be performed by virtue of this Contract, whenever needed, and will provide to the government officials and entities all the information and reports that may be legally required. THE EVALUATOR is obliged to prepare and provide the ANH with the pertinent reports. The expenses incurred by the ANH to cover any matter pertinent to this clause, will be assumed by THE EVALUATOR, and when said expenses exceed the amount of five thousand dollars of the United States of America (USD $5.000) or its equivalent in Colombian currency, it will require prior approval of THE EVALUATOR. The Parties declare that, for any relationship with third parties, the provisions of this Clause or any other Clause of this Contract do not imply granting a general power of attorney, nor that the Parties have constituted a civil or commercial corporation, or any other type of relation so that either Party may be considered joint and several liable for acts or omissions of the other Party in what respects to any obligation. This Contract relates to activities within the territory of the Republic of Colombia.

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

CLAUSE 17 – SOLUTION OF DISPUTES BETWEEN THE PARTIES

17.1. Executive Instance: Any difference or disagreement arising in regard to performance of this Contract will be solved by the officers of the Parties authorized for this purpose. If the disagreement has not been resolved within thirty (30) calendar days from date of written notice, the matter will be referred to the most senior executive of the Parties resident in Colombia, in order to seek a joint solution. If within thirty (30) calendar days following the date on which one of the Parties has requested the other that the disagreement the submitted to those senior executives as mentioned, the Parties reach an agreement or decision on the matter in question, within fifteen calendar Days of reaching such an agreement or decision, that agreement or decision adopted will be signed.

17.2. Expert Intervention, and Arbitration. If within the thirty (30) days mentioned, the senior executives of the Parties cannot reach an agreement or decision, or if within the fifteen (15) days mentioned, no agreement or decision adopted is signed, either Party may resort to the mechanisms provided for in Subsections 17.2.1, 17.2.2, and 17.2.4, as the case may be, and as follows:

17.2.1. Technical Experts. If the matter is a technical disagreement, it will be submitted to the opinion of experts appointed as follows: one by each party, and the third named by the other two experts. Should the experts not agree, at the petition of either party, the third expert will be appointed by the association of professionals on the matter involved in the dispute or a related area, where the association is a technical body acting as consultative institution for the National Government, based in Bogotá.

Once the experts have been appointed:

a) the experts will issue their opinion within thirty (30) days of appointment. The experts will indicate the place and time for the receipt of information from the Parties. At the request of the experts, the Parties may grant an extension of the initial term allowed.

b) The Parties will deliver all relevant information, which the experts may consider to be necessary;

c) The Parties will focus and demarcate the matter on which the experts are to decide;

d) The costs and expenses of the technical experts will be borne by the Parties in equal portions; and

e) The opinion will be issued by majority, and will be binding on the Parties for the purposes of settlement.

17.2.2. Accounting Experts. If the disagreement is an accounting matter, it will be submitted to the opinion of experts who will be qualified public accountants, one appointed by each party, and the third by the two principal experts. Should the two experts fail to agree, and at the petition of either party, the third expert will be appointed by the Junta Central de Contadores (Colombia’s Board of Public Accountants) in Bogotá. Once the

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

experts have been appointed, the procedure will be similar to that stipulated in sub-paragraphs (a) to (d) of the preceding paragraph.

17.2.3. Dispute as To Nature. If the disagreement between the Parties is with regard to its nature, as a technical, accounting or legal matter, then it will be considered to be a legal matter.

17.2.4. Arbitration. Any disagreement or controversy arising or related to this Contract, and which is not a technical or accounting disagreement, will be resolved by arbitration. The Arbitration Court will be made up of three arbitrators named by mutual agreement between the Parties. If the Parties cannot agree on the appointment of the arbitrators, they will be appointed by the Bogotá Chamber of Commerce Arbitration and Conciliation Centre, upon request of either Party. In all instances, the arbitrators will have accredited experience of more than five (5) years in matters related to the oil industry. The Arbitration Court will apply Colombian substantial law in force, and its decision will be lawful. Arbitration proceedings will be conducted in Spanish.

CLAUSE 18 – PAYMENTS AND CURRENCY

18.1. CURRENCY: All payments to be made by THE EVALUATOR to the ANH under this Contract will be made in United States dollars if permitted by exchange regulations or in Colombian pesos and at the bank designated by the ANH. THE EVALUATOR may make payments in other currencies when allowed by exchange regulations and with prior authorization of the ANH

18.2. Exchange Rate: If currency is to be converted from United States dollars to pesos, the Market Representative Foreign Exchange Rate (TRM) for the date of payment will be applied, as certified by the Office of the Banking Superintendent, or the agency acting on its behalf.

18.3. Default Interests: If payments due from THE EVALUATOR to the ANH are not made within the terms provide, THE CONTRACTOR will pay Default Interests at the maximum legal rate allowed.

CLAUSE 19 – APPLICABLE LAW

For all purposes of this Contract, the Parties establish the city of Bogotá, D.C. Republic of Colombia as their domicile. This Contract will be governed in all its parts by Colombian law, and THE EVALUATOR waives any attempt at diplomatic claims to support its rights and obligations under this Contract, except in the case of denial of justice. It is understood that there will not be denial of justice if THE EVALUATOR has had access to all recourse and means of action available under Colombian law.

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

CLAUSE 20 – TAXES

THE EVALUATOR accepts to be subject to Colombian tax law.

CLAUSE 21 – SERVICE OF NOTICE AND COMMUNICATIONS

21.1. Domicile for Service and Communications. Notices and communications between the Parties will be addressed to their legal representatives to the domiciles registered for service of judicial notices, which at the date of execution of this Contract are: -

For the ANH: Calle 37 No. 7-43, Piso 5, Edificio Guadalupe, Bogotá, D.C., Colombia.

For THE EVALUATOR: Calle 114 No. 9-01 Floor 10 Office 1003 Phone Number 6-292030 Bogotá, D.C., Colombia, HARKEN DE COLOMBIA, LIMITED.

21.2. Changes: If a Party changes legal representation or domicile from those indicated above, it will officially notify the other Party within five (5) working days following the date when said change occurs.

21.3. Effective date. Communications between the Parties related to this Contract will be effective upon receipt by the Party to whom it is addressed at the domicile indicated above and in any case when delivered to the domicile for service of judicial notice registered at the Chamber of Commerce.

CLAUSE 22 – DOCUMENTS OF THE CONTRACT

The following documents are integral part of this Contract:

Annex A (Boundaries and Map)

Annex B (Technical Evaluation Program)

Annex C (Letter of Credit Sample)

CLAUSE 23 – LANGUAGE

For all purposes and actions related to this Contract the official language will be Spanish.

CLAUSE 24 – FORMALIZATION

This Contract is formalized with the signature of the Parties.

In witness whereof this Contract is signed in Bogotá, D.C. on the 27th of May, Two Thousand and Five (2005).

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

ANNEX “A” – CONTRACTED AREA

ANNEX TO THE “VALLE LUNAR” SECTOR EXPLORATION AND EXPLOITATION CONTRACT

The total Contracted Area in the block described below has an extension of eight hundred forty one thousand five hundred and twenty three (841,523) hectares and four thousand eight hundred and forty (4.840) square meters. The cartographic data was taken from the Political Map of Colombia, digital file of I.G.A.C, at a scale of 1:1’500.000.

VALLE LUNAR BLOCK

The area of the polygon taken from the vertexes described below is of eight hundred forty one thousand five hundred and twenty three (841,523) hectares and four thousand eight hundred and forty (4.840) square meters, located in the municipal jurisdictions of Paz de Ariporo, Casanare Department and La Primavera and Santa Rosalía in Vichada Department. This area is described below as appears in the drawing attached as Annex “A”, which makes an integral part of this Contract, as well as in the corresponding charts: The reference point used is the “TELL-117” Auxiliary Geodesic Point of the Instituto Geográfico Agustín Codazzi, the plane Gauss coordinates of which, with origin in Bogotá, are: N-1’045.241,984 meters, E-1’242.850, 73 meters, and the geographic coordinates of which are Latitude 05° 00’16”0,334 North of the Equator and Longitude 71° 53’ 29” 0,802 West of Greenwich.

Point A:

From this (TEL-117) point the boundary line continues N 85° 10.’ 34.” 0,443 thousand E for a distance of 135163,009 meters until arriving at Point ‘A’, departure point to mark boundaries whose coordinates are N-1056608 meters, E- 1377535 meters.

Point B:

From this reference point, it continues in a NORTHERLY direction for a distance of 25020 meters until point ‘B’, the coordinates of which are N- 1081628 meters, E- 1377535 meters.

Point C:

From this point, it continues in an EASTERLY direction for a distance of 16608 meters until reaching point ‘C’, the coordinates of which are N- 1081628 meters, E- 1394143 meters.

Point D:

From this point, it continues in a NORTHERLY direction for a distance of 64703 meters until point ‘D’, the coordinates of which are N- 1146331 meters, E- 1394143 meters.

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

Point E:

From this point, it continues in an EASTERLY direction for a distance of 891160 meters until point ‘E’, the coordinates of which are coordinates are N- 1146331 meters, E- 1483303 meters.

Point F:

From this point, it continues in a SOUTHERLY direction for a distance of 89723 meters until point ‘F’, the coordinates of which are N- 1056608 , E- 1483303 meters.

From this point it follows in a WESTERLY direction for f 105768 meters until point ‘A’, the starting and ending point of the boundary.

CALCULATION OF THE AREA DIRECTIONS, AND DISTANCES AS OF THE GAUSS COORDINATES, ORIGIN BOGOTÁ

Table of Data and Results for the VALLE LUNAR Sector

Municipal Jurisdictions of Paz de Ariporo, Casanare Department, and La Primavera and Santa Rosalía at Vichada Department

AREA DEL POLIGONO (Has.): 841.523,484

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

ANNEX B

TECHNICAL EVALUATION PROGRAM

ANNEX TO THE TECHNICAL EVALUATION CONTRACT OF

“VALLE LUNAR” SECTOR

THE EVALUATOR agrees to complete as a minimum, the following Evaluation Program :

➢	Micromagnetism and Radiometry Study (concurrent aerial acquisition), in a length of 2100 kilometers (30 lines of 70 kilometers)

➢	Reprocessing and interpretation of eight hundred (800) kilometers of 2D seismic

➢	Interpretation in six (6) horizons: production of six (6) time maps and two (2) block depth maps

➢	Evaluation of wells (alter seismic interpretation):

1.	Petrophysics of ten (10) wells from logs

2.	Post-mortem evaluation of wells in the area, integrating the results of the seismic interpretation

Final technical evaluation report

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

ANNEX “C” – LETTER OF CREDIT FORM

ANNEX TO THE “VALLE LUNAR” TECHNICAL EVALUATION AGREEMENT

LETTER OF CREDIT NO.	:	_______________________________

PLACE AND DATE OF ISSUANCE	:	_______________________________

EXPIRATION DATE	:	[___ The time between this date and the date for termination of the phase shall not be of less than 60 days. ____]

PAR VALUE	:	_________________ (US$________)

ISSUER BANK	:	[____ Name of the Issuer Bank _____]

BENEFICIARY	:	AGENCIA NACIONAL DE HIDROCARBUROS – ANH

ORDERING PARTY	:	[____ Name of the Company ____]

NAME OF THE CONTRACT	:

We hereby inform you that under the name and to the order of [____ Name of the Company ____], hereinafter referred to as THE EVALUATOR, we have issued this irrevocable stand-by letter of credit for the amount in Colombian pesos resulting from the conversion at the market exchange rate effective on the date notice on non-fulfillment described below is sent to us for the amount of _________ Dollars of the United States of America (US$ _________), to guarantee compliance and correct execution of all of any of the obligations of the Technical Evaluation Program, having a term of _________ and of the other activities and obligations under the TECHNICAL EVALUATION AGREEMENT, entered into between THE EVALUATOR and ANH on _________, hereinafter referred to as THE CONTRACT.

It is agreed that the responsibility of the [____ Name of the Issuer Bank ____] under this stand-by letter of credit is exclusively limited to the above mentioned amount in Colombian legal currency.

In the event of non-fulfillment by THE EVALUATOR of any or all the obligations and other activities related to said obligations under THE CONTRACT described in the first paragraph of this stand-by

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

letter of credit hereinafter referred to as GUARANTEED OBLIGATIONS, the Beneficiary shall give notice on said non-fulfillment to [____ Name of the Issuer Bank ____] at the offices in _______________, within the term of this letter of credit. On the same date we receive said notice, we will proceed to unconditionally pay to the order of the Beneficiary the claimed amounts charged to this letter of credit, without exceeding in any case, the total guaranteed value.

If the mentioned notice of non-fulfillment is not given within the term of this letter of credit, our responsibility shall cease.

The notice informing to the [____ Name of the Issuer Bank ____] on non-fulfillment of the GUARANTEED OBLIGATIONS, shall consist on a document duly signed by the Legal Representative of ANH or whoever acts in such condition, stating the non-fulfillment by THE EVALUATOR of the GUARANTEED OBLIGATIONS and requesting payment of this letter of credit. Said notice shall contain the number of this letter of credit and its value converted to Colombian currency at the market exchange rate effective on the date on which said notice is sent to us, as certified by the Colombian Banking Superintendence or the entity replacing it for said purpose.

This Document will be ruled by the Rules and Uniform Uses Regarding the Documentary Credits (Last Revision) published by the International Chamber of Commerce (CCI).

Signature of the Legal Representative of the Issuer Bank

TECHNICAL EVALUATION AGREEMENT AREA VALLE LUNAR

TABLE OF CONTENTS

CLAUSE 1 – DEFINITIONS	2

CLAUSE 2 – PURPOSE	3

CLAUSE 3 – TECHNICAL EVALUATION AREA	4

CLAUSE 4 – PERIOD OF CONTRACT	5

CLAUSE 5 – TECHNICAL EVALUATION PROGRAM	5

CLAUSE 6 – THE EVALUATOR’S RIGHTS	6

CLAUSE 9 – ANH OBLIGATIONS	9

9.1. Confidentiality: AHN agrees that all data and information produced, obtained or interpreted by THE EVALUATOR as a result of the operations and this Contract are considered to be strictly confidential	9

CLAUSE 10 – INFORMATION AND CONFIDENTIALITY	10

Without prejudice as to the obligations of THE EVALUATOR EVALUADOR hereunder, the ANH acknowledges the risk of errors inherent to the acquisition, processing and interpretation of the information delivered. THE EVALUATOR shall have no responsibility with respect to the use that ANH gives to this information.	11

CLAUSE 11 – GUARANTEES AND INSURANCE	11

CLAUSE 12 – ENVIRONMENT	12

CLAUSE 13 – RESPONSIBILITIES	13

CLAUSE 15 – TERMINATION	15

CLAUSE 16 – SPOKESPERSON	17

CLAUSE 18 – PAYMENTS AND CURRENCY	19

CLAUSE 19 – APPLICABLE LAW	19

CLAUSE 20 – TAXES	20

CLAUSE 21 – SERVICE OF NOTICE AND COMMUNICATIONS	20

CLAUSE 22 – DOCUMENTS OF THE CONTRACT	20

CLAUSE 23 – LANGUAGE	20

CLAUSE 24 – FORMALIZATION	20

ANNEX “A” – CONTRACTED AREA	21

Table of Data and Results for the VALLE LUNAR Sector	22

ANNEX TO THE TECHNICAL EVALUATION CONTRACT OF	24

ANNEX “C” – LETTER OF CREDIT FORM	25

ANNEX TO THE “VALLE LUNAR” TECHNICAL EVALUATION AGREEMENT	25